Exhibit 99.2

Contact:	David Amy, EVP & CFO, Sinclair
Lucy Rutishauser, VP & Treasurer, Sinclair
(410) 568-1500

SINCLAIR BROADCAST GROUP ANNOUNCES AGREEMENT TO PURCHASE BARRINGTON TV STATIONS; STEVEN PRUETT TO BE NAMED CHIEF OPERATING OFFICER OF CHESAPEAKE TV SUBSIDIARY

BALTIMORE (February 28, 2013) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) (the “Company” or “Sinclair”) announced today that it has entered into a definitive agreement to purchase the broadcast assets of 18 television stations owned by Barrington Broadcasting Group, LLC (“Barrington”) for $370.0 million and entered into agreements to operate or provide sales services to another six stations.  The 24 stations are located in 15 markets and reach 3.4% of the U.S. TV households.  The transaction is subject to approval by the Federal Communications Commission (“FCC”) and antitrust clearance.  The Company anticipates the transaction will close and fund in the second quarter of 2013, subject to closing conditions.  The Company expects to finance the purchase price, less $20.0 million in deposits, through a bank loan and/or by accessing the capital markets.

“This week, we launched our small market television group when we announced we would be acquiring certain of the COX Media television stations,” commented David Smith, President and CEO of Sinclair.  “The Barrington stations are an important part of that strategy, providing meaningful scale to the group.  Including synergies, we believe the Barrington stations can generate approximately $71.0 million of cash flow, on average.  When combined with the COX stations, we expect our expertise and resources to create approximately $29.0 million in synergistic, incremental cash flow, equating to approximately $232.0 million of added equity value or $2.85 per share.”

“We are pleased to announce that Steve Pruett will be joining our senior management team as Chief Operating Officer of Chesapeake TV.  Steve brings many years of media experience, most recently as Chief Executive Officer of Communications Corporation of America’s 25 television station group.  Steve will oversee the growth and development of our small market strategy, while Steve Marks will continue as Chief Operating Officer of Sinclair Television Group, overseeing our mid-sized market strategy.”

Mr. Pruett, commented, “The competitive environment for local affiliate television is changing rapidly. Chesapeake TV represents a tremendous opportunity to build scale and efficiency and to strengthen competitive positioning in small markets by applying Sinclair’s resources, discipline and management systems, which in my observation are world class.  Our vision is big, and with the backing of Sinclair, we have what it takes to execute it.”

Mr. Pruett has over 30 years of experience in the broadcast industry with an extensive background in television station finance and management.  For the past 10 years, he has been with Communications Corporation of America, first as Chief Financial Officer, then becoming its President in 2006 and President and Chief Executive Officer, as well as a member of the Board, in 2007.   Mr. Pruett served as special strategic advisor to DirecTV and Thomson Consumer Electronics from 1998 to 2002.   From 1995 to 1999, he was a Managing Director at Communications Equity Associates.  During his career, he has helped found several broadcast groups as an initial investor, financier, managing partner or board member including Spanish Radio Group Excel Communications, ACME Television, USBG, and UPI Media, where he served as President.  Mr. Pruett attended Southern Illinois University at Edwardsville where he majored in Radio and Television.   He later earned a Masters in Management from the JL Kellogg Graduate School of Business at Northwestern University.  Since 2008, Mr. Pruett has been a key member of the Fox Affiliate Board of Governors where he served as Treasurer until 2011 when he was elected Chairman, a position he currently holds.

Due to FCC ownership conflict rules, Sinclair will sell its station in Syracuse, NY, WSYT (FOX), and assign its local marketing agreement (“LMA”) and purchase option on WNYS (MNT) in Syracuse, NY.  The Company will also sell its station in Peoria, IL, WYZZ (FOX).  In addition, the license assets of four stations will be purchased by Cunningham Broadcasting Corporation and Howard Stirk Holdings, a newly formed entity owned and controlled by Armstrong Williams, founder and CEO of boutique communications firm, The Graham Williams Group.  In addition to his well-known work as a political commentator, Mr. Williams has spent nearly twenty years developing and producing high quality television programming, including primetime specials with U.S. Supreme Court Justice Clarence Thomas, former Vice President Dick Cheney and Israeli Prime Minister Benjamin Netanyahu.  From 2001 to 2003, Mr. Williams served as Chief Operating Officer of the Renaissance Cable TV Network with responsibility for all programming, advertising and content development.

Mr. Smith commented, “We are pleased to advance the diversity efforts of the FCC and create a path for minority ownership in the broadcast space through Howard Stirk Holdings.”

The Barrington stations covered by the transaction are:

Station	Affil.	Market	DMA(1)

WEYI	NBC	Flint/Saginaw/Bay City/Midland, MI	67
WBSF	CW	Flint/Saginaw/Bay City/Midland, MI	67
WNWO	NBC	Toledo, OH	76
WACH	FOX	Columbia, SC	77
WSTM	NBC	Syracuse, NY	84
WTVH	CBS	Syracuse, NY	84
WSTQ	CW	Syracuse, NY	84
KGBT	CBS	Harlingen/Weslaco/Brownsville/McAllen, TX	86
KXRM	FOX	Colorado Springs, CO	89
KXTU	CW	Colorado Springs, CO	89
WPDE	ABC	Myrtle Beach/Florence, SC	103
WWMB	CW	Myrtle Beach/Florence, SC	103
WHOI	ABC	Peoria/Bloomington, IL	116
WPBN	NBC	Traverse City/Cadillac, MI	120
WGTU	ABC	Traverse City/Cadillac, MI	120
WTOM	NBC	Traverse City/Cadillac, MI	120
WGTQ	ABC	Traverse City/Cadillac, MI	120
KVII	ABC	Amarillo, TX	130
KVIH	ABC	Amarillo, TX	130
KRCG	CBS	Columbia/Jefferson City, MO	138
WFXL	FOX	Albany, GA	150
KHQA	CBS	Quincy, IL/Hannibal, MO/Keokuk, IA	171
WLUC	NBC	Marquette, MI	180
KTVO	ABC	Ottumwa, IA/Kirksville, MO	199

(1)         Represents television designated market areas according to the Nielsen Company (“Nielsen”).  The numbers in the column represent the ranking in terms of size of the DMA out of the 210 generally recognized DMAs in the United States.

Conference Call:

The senior management of Sinclair will hold a conference call to discuss the acquisitions of the Barrington and COX stations on Friday, March 1, 2013, at 9:00 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-8035.

About Sinclair:

On a pro forma basis assuming consummation of the Barrington and COX transactions, Sinclair Broadcast Group, Inc., one of the largest and one of the most diversified television broadcasting companies, will own and operate, program or provide sales services to 112 television stations in 61 markets.  Sinclair’s television group will reach approximately 29.8% of U.S. television households and is affiliated with all major networks.  Sinclair’s television portfolio will include 27 FOX, 20 MNT, 20 CW, 17 ABC, 15 CBS, 11 NBC, one independent and one Azteca station.  Sinclair owns equity interests in various non-broadcast related companies.  The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this release, include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, but not limited to, our ability to satisfy the closing conditions for the Barrington and COX acquisitions discussed in this release and any required license asset third party transactions, including obtaining required governmental approvals, our ability to obtain financing to fund such acquisitions, our ability to consummate the sales of our existing stations as discussed in this release, our ability to maximize our operating synergies in connection with the acquisitions, successful execution of our small market strategy, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial markets, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

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